NITRO PETROLEUM INCORPORATED

2008 STOCK INCENTIVE PLAN

ARTICLE I

PURPOSE

Section 1.1   Purpose. This Stock Incentive Plan is established by Nitro Petroleum Incorporated (the “Company”) to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the granting of Options and Restricted Stock Awards to Participants on the terms and subject to the conditions set forth in the Plan.

Section 1.2      Establishment. The Plan is effective as of July 10, 2008 and for a period of 10 years from such date. The Plan will terminate on July 10, 2018, however, it will continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

Section 1.3      Shares Subject to the Plan. Subject to Articles IV, VIII and X of this Plan, shares of stock covered by Options and Restricted Stock Awards shall consist of 2,500,000 shares of Common Stock.

ARTICLE II

DEFINITIONS

Section 2.1      “Affiliated Entity” means any partnership or limited liability company, a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliate Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control the managing director or a general partner of such partnership or limited liability company.

Section 2.2      “Award” means, individually or collectively, any Option or Restricted Stock Award granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

Section 2.3      “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.4	“Board” means the Board of Directors of the Company.

Section 2.5      “Code” means the Internal Revenue Code of 1986, as amended. Reference to the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.6      “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan under Article III hereof consisting of not less than two members of the Board. If the Board has not established a committee designated to administer the Plan under Article III hereof, “Committee” shall mean the entire Board.

Section 2.7      “Common Stock” means the common stock, par value $0.001 per share, of the Company, and after substitution, such other stock as shall be substituted therefor as provided in Article VIII.

Section 2.8      “Date of Grant” means the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

Section 2.9      “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

Section 2.10	“Director” means any person who is a member of the Board.

Section 2.11    “Eligible Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity.

Section 2.12    “Fair Market Value” means (A) during such time as the Common Stock is listed upon (i) any stock exchange, (ii) the Nasdaq/National Market, or (iii) the OTC Bulletin Board, (collectively, the “Approved Markets” and each, individually an “Approved Market”) the closing price of the Common Stock on such Approved Market on the day for which such value is to be determined, or if no sale of the Common Stock shall have been made on any such Approved Market that day, on the next preceding day on which there was a sale of such Common Stock or (B) during any such time as the Common Stock is not listed upon an Approved Market, the mean between dealer “bid” and “ask” prices of the Common Stock in the market on which the Common Stock is traded on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc. or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

Section 2.13    “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.14    “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

Section 2.15    “Option” means an Award granted under Article VI of the Plan and includes both Non-qualified Options and Incentive Stock Options to purchase shares of Common Stock.

Section 2.16    “Participant means a Director or an Eligible Employee to whom an Award has been granted by the Committee under the Plan.

Section 2.17	“Plan” means Nitro Petroleum Incorporated 2008 Stock Incentive Plan.

Section 2.18    “Restricted Stock Award” means an Award granted under Article VII of the Plan.

Section 2.19    “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III

ADMINISTRATION

Section 3.1      Administration by Committee. The Committee shall administer the Plan. Unless otherwise provided in the by-laws of the Company or the resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.

Subject to the provisions of the Plan and approval by the Board, the Committee shall have exclusive power to:

(a)	Select the Participants to be granted Awards.
(b)	Determine the time or times when Awards will be made.

(c)       Determine the form of an Award, whether an Option or a Restricted Stock Award, the number of shares of Common Stock subject to the Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Committee.

(d)	Determine whether Awards will be granted singly or in combination.

(e)       Accelerate the vesting of an Award or the performance period of an Award when such action or actions would be in the best interest of the Company.

(f)        Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2      Committee to Make Rules and Interpret Plan. Subject to the approval by the Board, the Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. Subject to approval by the Board, the Committee’s interpretation of the Plan or any

Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE IV

GRANT OF AWARDS

Section 4.1      Committee to Grant Awards. The Committee may, from time to time, grant Awards to one or more Participants, provided, however, that:

(a)       Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock shall be available again for grant under the Plan and shall not count against the limit on Restricted Stock Awards so long as the holder of any such Restricted Stock Award received no benefits of Common Stock ownership (including, but not limited to, dividends) from the shares of Common Stock related to such Award.

(b)       Common Stock delivered by the Company in payment of any Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

(c)       The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(d)       Separate certificates representing Common Stock to be delivered to a Participant upon the exercise of any Option will be issued to such Participant.

ARTICLE V

ELIGIBILITY

Subject to the provisions of the Plan, the Committee shall, from time to time, select from the Directors and Eligible Employees those to whom Awards shall be granted and shall determine the type or types of Awards to be made and shall establish in the related Award Agreements the terms, conditions, restrictions and/or limitations, if any, applicable to the Awards in addition to those set forth in the Plan and the administrative rules and regulations issued by the Committee.

ARTICLE VI

STOCK OPTIONS

Section 6.1      Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Participants. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both; provided, however, that the Committee may not grant Incentive Stock Options under the Plan until and unless the Plan is approved by the Company’s shareholders. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the

Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2      Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a)       Exercise Price. Each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b)       Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock or other equity securities of the Company having a Fair Market Value on the date of payment equal to the amount of the exercise price; (iii) by directing the Company to withhold from the shares of Common Stock to be delivered to the Participant upon exercise of the Option shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price; or (iv) a combination of the foregoing.

(c)       Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by written notice stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d)       Other Terms and Conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time and (vi) the achievement by the Company of specified performance criteria.

(e)       Special Restrictions Relating to Incentive Stock Options. Options may not be issued in the form of Incentive Stock Options unless and until such time the Plan is approved by the Company’s shareholders. Options issued in the form of Incentive Stock Options shall not be granted to Directors who are not also Eligible Employees of the Company or a Subsidiary and shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or cancelled, expire no later than 10 years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, its parent or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options as provided under Section 6.3 of this Plan. No Incentive Stock Options shall be granted to any Eligible Employee if, immediately before the grant of an Incentive Stock Option, such Eligible Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code). Provided, the preceding sentence shall not apply if, at the time the Incentive Stock Option is granted, the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

(f)        Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g)       Shareholder Rights. No Participant shall have a right as a shareholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

Section 6.3      Options Not Qualifying as Incentive Stock Options. With respect to all or any portion of any Option granted under this Plan not qualifying as an “incentive stock option” under Section 422 of the Code, such Option shall be considered as a Nonqualified Stock Option granted under this Plan for all purposes. Further, this Plan and any Incentive Stock Options granted hereunder shall be deemed to have incorporated by reference all the provisions and requirements of Section 422 of the Code (and the Treasury Regulations issued thereunder) which are required to provide that all Incentive Stock Options granted hereunder shall be “incentive stock options” described in Section 422 of the Code. Further, in the event that the Committee grants Incentive Stock Options under this Plan to a Participant, and, in the event that the applicable limitation contained in Section 6.2(e) herein is exceeded, then, such Incentive Stock Options in excess of such limitation shall be treated as Nonqualified Stock Options under this Plan subject to the terms and provisions of the applicable Award Agreement, except to the extent modified to reflect recharacterization of the Incentive Stock Options as Nonqualified Stock Options.

ARTICLE VII

RESTRICTED STOCK AWARDS

Section 7.1      Grant of Restricted Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to any Participant. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

Section 7.2      Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

(a)       Restriction Period. In addition to any vesting conditions determined by the Committee, including, but not by way of limitation, the achievement by the Company of specified performance criteria, vesting of each Restricted Stock Award shall require the holder to remain a Director of the Company or in the employment of the Company, a Subsidiary or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods which shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period, assuming the fulfillment of such other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof. The Committee may, in its sole discretion, modify or accelerate the vesting of a Restricted Stock Award under such circumstances as it deems appropriate.

(b)       Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing shares of Common Stock subject to the Restricted Stock Award to give appropriate notice of such restrictions.

(c)       Rights as Shareholders. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

ARTICLE VIII

STOCK ADJUSTMENTS

In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock or rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each share available under and subject to the Plan as provided in Section 1.3 hereof, and each share theretofore appropriated or thereafter subject or which may become subject to Options or Restricted Stock Awards under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article VIII and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article VIII which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE IX

GENERAL

Section 9.1      Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article VIII), provided, that any amendment to the Plan shall require approval of the shareholders if, in the opinion of counsel to the Company, such approval is required by any Federal or state law or any regulations or rules promulgated thereunder.

Section 9.2      Acceleration of Otherwise Unexercisable Options on Death, Disability or Other Special Circumstances. The Committee, in its sole discretion, may permit (i) a Participant who terminates employment due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who terminates employment upon the occurrence of special circumstances (as determined by the Committee) to purchase all or any part of the shares subject to any unvested Option on the date of the Participant’s Disability, death, or as the Committee otherwise so determines. With respect to Options which have already vested at the date of such termination or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall automatically have the right to exercise such vested Options within three months of such date of termination of employment or one year in the case of a Participant suffering a Disability or three years in the case of a deceased Participant, and any Options which the Participant or the personal representative of a deceased Participant which have not been exercised within the applicable period shall be forfeited.

Section 9.3      Limited Transferability. The Committee may, in its discretion, authorize all or a portion of the Nonqualified Stock Options to be granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership in which such Immediate Family Members are the only partners. In addition (x) there may be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this paragraph, and (z) subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this Section 9.3. Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 9.2 hereof the term “Participant” shall be deemed to refer to the transferee. The events of termination of employment of Section 9.2 hereof shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 9.2 hereof. No transfer pursuant to this paragraph 9.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request. In addition, Options shall be transferable by will or the laws of descent and distribution; however, no such transfer of an Option by the Participant shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Option.

Section 9.4      Withholding Taxes. A Participant may pay the amount of taxes required by law upon the exercise or payment of an Award (i) in cash, (ii) by delivering to the Company shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes, or (iii) by directing the Company to withhold from the shares of Common Stock to be delivered to the Participant upon exercise or payment of the Award shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes.

Section 9.5      Amendments to Awards. The Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable, earned, paid or vested, to the extent it deems appropriate, including by example and not by limitation, the acceleration of vesting of Awards; provided, however, that any such amendment which is adverse to the Participant’s vested interest in an Award shall require the Participant’s consent.

Section 9.6      Securities Laws. The Company shall have no obligation to issue or deliver certificates representing shares of Common Stock subject to Awards prior to:

(a)       the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and

(b)       the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

Section 9.7      Right to Continued Employment. Participation in the Plan shall not give any Director any right to remain a Director of the Company or any Eligible Employee any right to remain in the employ of the Company, any Subsidiary or any Affiliated Entity. The adoption of this Plan shall not be deemed to give any Director, Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

Section 9.8      Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

Section 9.9      Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 9.10    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable Federal law.

ARTICLE X;

ACCELERATION OF OPTIONS UPON CORPORATE EVENT

If the Company shall, pursuant to action by the Board, at any time propose to dissolve or liquidate or merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets to another corporation and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding Options under the Plan, or for the substitution of new options therefor, the Committee shall cause written notice of the proposed transaction to be given to each Participant no less than forty days prior to the anticipated effective date of the proposed transaction, and his Option shall become 100% vested and, prior to a date specified in such notice, which shall be not more than ten days prior to the anticipated effective date of the proposed transaction, each Participant shall have the right to exercise his Option to purchase any or all of the Common Stock then subject to such Option. Each Participant, by so notifying the Company in writing, may~~,~~ in exercising his Option, condition such exercise upon, and provide that such exercise shall become effective at the time of, but immediately prior to, the consummation of the transaction, in which event such Participant need not make payment for the Common Stock to be purchased upon exercise of such Option until five days after written notice by the Company to such Participant that the transaction has been consummated. If the transaction is consummated, each Option, to the extent not previously exercised prior to the date specified in the foregoing notice, shall terminate on the effective date of such consummation. If the transaction is abandoned, (i) any Common Stock not purchased upon exercise of such Option shall continue to be available for purchase in accordance with the other provisions of the Plan and (ii) to the extent that any Option not exercised prior to such abandonment shall have vested solely by operation of this Article X, such vesting shall be deemed annulled, and the vesting schedule set forth in the Participant’s Option Agreement shall be reinstituted, as of the date of such abandonment.